EXHIBIT 99.1

Inuvo Prepares Plan Submission to NYSE MKT

NEW YORK, NY – December 4, 2012 – Inuvo®, Inc. (NYSE MKT: INUV), an Internet marketing and technology company specialized in marketing browser-based consumer applications, managing networks of website publishers and operating specialty websites, announced today that on November 30, 2012 it received a notice from the NYSE MKT indicating that the company is not in compliance with one of the NYSE MKT's continued listing standards.

Wally Ruiz, Inuvo’s Chief Financial Officer, commented, “Although the Company’s recent trends after merging with Vertro in March have been higher revenues, improved EBITDA and improved cash flow, the low balance of stockholders’ equity that the company started with was difficult to overcome in the short run.  As reported in the company's most recent Form 10-Q, stockholders' equity has dipped below the $6 million NYSE MKT threshold.  We believe the positive trends in the business will enable us to meet the stockholders' equity requirement before the deadline and have prepared and will file a plan with the NYSE MKT which we anticipate will be satisfactory and accepted.”

The notice from the NYSE MKT indicated that the company is not in compliance with Section 1003(a)(iii) of the NYSE MKT Company Guide, specifically, with stockholders' equity of less than $6,000,000 and net losses in its five most recent fiscal years. The company was afforded the opportunity to submit a plan of compliance to the NYSE MKT by December 31, 2012  that demonstrates the  company's ability to regain compliance with Section 1003(a)(iii) of the NYSE MKT Company Guide by December 2, 2013. If the company does not submit a plan, or if the plan is not accepted by the NYSE MKT, the Company will be subject to delisting procedures as set forth in Section 1010 and Part 12 of the NYSE MKT Company Guide.

About Inuvo, Inc.

Inuvo®, Inc. (NYSE MKT: INUV) is an Internet marketing and technology company specialized in marketing browser-based consumer applications, managing networks of website publishers and operating specialty websites. To learn more about Inuvo, please visit www.inuvo.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document and elsewhere by Inuvo are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the Company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Inuvo's filings with the Securities and Exchange Commission.